Item 77D - 	Deutsche California Tax-Free
Income Fund and Deutsche New
York Tax-Free Income Fund (each a
series of Deutsche State Tax-Free
Income Series and each a "Fund")

Deutsche California Tax-Free Income Fund

Effective February 16, 2017, the Fund's principal investment strategy was amended to include the following:

The fund may also invest in exchange-traded funds
(ETFs). The fund's investments in ETFs will be limited to 5% of total assets in any one ETF and 10% of total assets in the aggregate in ETFs.

Pursuant to applicable provisions of the Investment
Company Act of 1940, as amended, and rules thereunder, the Deutsche California Tax-Free
Income Fund's diversification sub-classification changed from "non-diversified" to "diversified."

Deutsche New York Tax-Free Income Fund

Effective February 16, 2017, the Fund's principal investment strategy was amended to include the following:

The fund may also invest in exchange-traded funds
(ETFs). The fund's investments in ETFs will be limited to 5% of total assets in any one ETF and 10% of total assets in the aggregate in ETFs.